Exhibit 10.30

UNIVAR INC.

RELEASE AGREEMENT

This Release Agreement (“Release”) is entered into this 31st day of December, 2013 by Edward A. Evans (“Executive”) with respect to the termination of the employment relationship between Executive and Univar Inc. (the “Company”).

1. Executive’s last day of employment with the Company will be January 31, 2014 (“Termination Date”).

2. Executive will be paid (a) $1,354,894, representing 18 months base salary ($488,250) and 1.5 times his target level bonus (85% of base salary) under the Company’s management incentive plan and (b) a payment of $100,000 (not subject to a gross-up) to assist in relocation and lease-related expenses (collectively the “Separation Payment”). Other than the Separation Payment, the Executive and Employer have settled all compensation and benefits earned Executive by virtue of employment with Employer and agreements with Employer, except to the extent that Executive may still be owed: (a) salary earned during the last pay period prior to the Termination Date, (b) bonus earned under the management incentive plan in accordance with the achievement of the plan’s performance requirements for 2013 and (c) accrued unused vacation. The payment of the Separation Payment is conditioned upon Executive signing this Release Agreement and not revoking it within the applicable release period described below, and per Executive’s Employment Agreement, because the first and last days of the applicable release period are in two separate taxable year, the payment shall be made in the later year, promptly following the conclusion of the applicable release period.

3. Executive waives and releases any claims which he has to vested and unvested stock options in the Company or affiliates. Executive hereby releases the Company, Univar N.V., and its affiliates, including without limitation Univar USA Inc. (formerly Vopak USA Inc.) and their respective officers, directors, and employees, from any and all claims, causes of action, and liability for damages of whatever kind, known or unknown, arising from or relating to Executive’s employment and separation from employment (“Released Claims”). Released Claims include claims (including claims to attorneys’ fees), damages, causes of action, and disputes of any kind whatsoever, including without limitation all claims for wages, employee benefits, and damages arising out of any: contracts, express or implied; tort; discrimination; wrongful termination; any federal, state, local, or other governmental statute or ordinance, including, without limitation Title Vll of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Fair Labor Standards Act, the Washington Law Against Discrimination, the Washington Minimum Wage Act and the Employee Retirement Income Security Act of 1974, as amended (“ERIS”); and any other legal limitation on the employment relationship. Notwithstanding the foregoing, “Released Claims” do not include claims for breach or enforcement of this Agreement, claims that arise after the execution of this Agreement, claims to vested benefits under ERISA, workers’ compensation claims, claims challenging the validity of this Agreement under or any other claims that may not be released under this Agreement in accordance with applicable law. This waiver and release shall not apply to claims arising after Executive’s execution of this Release.

4. Executive represents and warrants that Executive has not filed any litigation based on any Released Claims. Executive covenants and promises never to file, press, or join in any lawsuit based on any Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity of this Agreement in connection with claims arising under the ADEA. Executive represents and warrants that Executive is the sole owner of any and all Released Claims that Executive may have; and that Executive has not assigned or otherwise transferred Executive’s right or interest in any Released Claim.

5. Executive represents and warrants that Executive has turned over to Employer all property of Employer (except cell phone), including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from Employer or its employees or that Executive generated in the course of employment with Employer.

6. Executive specifically agrees as follows:

a. Executive is knowingly and voluntarily entering into this Release;

b. Executive acknowledges that the Company is providing benefits in the form of payments and compensation, to which Executive would not otherwise be entitled in the absence of Executive’s entry into this Release, as consideration for Executive’s entering into this Release;

c. Executive is hereby advised by this Release to consult with an attorney prior to executing this Release;

d. Executive understands he has a period of at least twenty-one (21) days from the date a copy of this Release is provided to Executive in which to consider and sign the Release (during which the offer will remain open), and that Executive has an additional seven (7) days after signing this Release within which to revoke acceptance of the Release;

e. If during the twenty-one (21) day waiting period Executive should elect not to sign this Release, or during the seven (7) day revocation period Executive should revoke acceptance of the Release, then this Release shall be void and the effective date of this Release shall be the eighth day after Executive signs and delivers this Release, provided he has not revoked acceptance; and

f. Executive may accept this Agreement before the expiration of the twenty-one (21) days, in which case Executive shall waive the remainder of the 21-day waiting period.

7. Executive hereby acknowledges his obligation to comply with the obligations that survive termination of the Employment Agreement, including without limitation those obligations with respect to confidentiality, inventions and nonsolicitation.

8. With regard to the subject matter herein, this Release shall be interpreted pursuant to Washington law.

Executive:

12/31/13
(Signature)

Edward A. Evans

Dated: December 31, 2013

Univar Inc.

By:
Title:	Chief Executive Officer

Dated:	December 31, 2013